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Exhibit 23.1



                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement on
Form S-8 (File No. 333-    ) of our reports dated September 10, 1997, except for
Note 18 for which the date is October 1, 1997, on our audits of the consolidated financial statements and financial statement schedule of Hypercom Corporation as of June 30, 1997 and 1996 and for the three years in the period ended June 30, 1997, appearing in the prospectus of Hypercom Corporation, dated November 13, 1997, filed with the Securities Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

                                        Coopers & Lybrand L.L.P.


COOPERS & LYBRAND L.L.P.
Phoenix, Arizona
November 18, 1997